Exhibit 10.36

May 6, 2009

Via E-Mail

James Brailean

Chief Executive Officer

NextWave Wireless Inc.

10350 Science Drive

San Diego, CA 92121

Re:	Letter Agreement; Francis Harding Employment Benefits

Dear Jim:

The purpose of this letter agreement (hereafter, “Agreement”) is to confirm the mutual understanding regarding the provision of additional employment benefits to the undersigned (hereafter, “Executive”) which are not otherwise provided to executives of NextWave Wireless Inc., a Delaware company (hereafter, “Company”), in accordance with the company’s standard executive employee benefit offerings.

If the Company is in agreement with the terms set forth in this Agreement, please: (i) sign and date the two (2) copies of the acknowledgement below; (ii) retain one (1) original acknowledgement for the Company’s records; and (iii) please forward an original executed copy of the acknowledgement to the undersigned.

Status; Duties; Term

Each of the Company and Executive (hereafter, collectively, “Parties”) acknowledge and agree that Executive shall serve as the Company’s Chief Financial Officer (hereafter, “CFO”) position, with an effective date of May 4, 2009 (the “Effective Date”). The Parties agree that during the Term (as hereinafter defined) Executive will also continue to be employed as the Company’s Executive Vice President, Corporate Controller and Chief Accounting Officer. Executive’s responsibilities shall and have included the preparation and management of the following: (i) fiscal 2008 year end accountings, which will have encompassed the successful completion of the 2008 audit with Ernst & Young LLP; (ii) first quarter 2009 accountings; and (iii) the preparation and filing of the company’s SEC Form 10K for fiscal 2008 and the Company’s SEC Form 10Q for the first quarter of fiscal 2009. The Parties recognize the extensive effort by Executive that was required in order to successfully complete these projects.

The initial term of this Agreement shall be for the period commencing on the Effective Date and ending on the third (3rd) anniversary thereafter (hereafter, the “Term”). The Term shall be automatically extended by one (1) additional day for each day beyond the conclusion of the initial Term of this Agreement that the Executive remains employed by the Company.

Termination

The Company recognizes that Executive’s contribution to the Company’s success will be substantial; and the Company wishes to encourage the Executive to remain with and devote full time and attention to the business affairs of the Company and wishes to provide income protection to Executive for a period of time in the event of an involuntary termination of his employment without Cause (as hereinafter defined) or a voluntary termination of his employment for Good Reason (as hereinafter defined) during the Term of this Agreement. A termination of Executives employment by the Company for “Cause”, for the purpose of this agreement shall mean any termination relating to: (i) any act or acts constituting a felony or any other crime involving moral turpitude; and/or (ii) any material failure by Executive to perform his duties as described in this Agreement in a manner consistent with his position, but only after the Company delivers to a written notice of such failure at least sixty (60) business days prior to the effective date of the Executive’s termination of his employment for a material failure or violation, which notice shall set forth the specific actions, inactions, violations or failures of the Executive that, in the Company’s view, permit the Company to terminate his employment for a material failure or violation, and the Executive shall fail or refuse, within the thirty (30) business day period following his receipt of such notice, to either discontinue the actions or inactions, or otherwise cure or correct the deficiencies or behaviors, that were set forth in such notice as grounds for the Company terminating his employment, unless such deficiencies cannot be cured within such thirty (30) business day period then Executive shall have diligently commenced such cure or correction but in no event shall the cure period exceed ninety (90) days. A termination of Executive’s employment by the Company for “Good Reason” shall mean any termination arising out of related to: (a) a diminution in Executive’s rate of salary; (ii) a diminution in Executive’s authority, duties, or responsibilities, as determined by Executive in his sole discretion; or (iii) a material breach by the Company of this Agreement.

In the event that Executive’s employment with the Company is terminated for either Good Reason or without Cause (hereafter, either a “Company Termination”), the Company shall deliver the following to Executive: (i) all accrued salary and wages as of the date of termination; (ii) accrued vacation as of the date of termination and (iii) that sum equal to six (6) months of Employer’s base salary then in effect (hereafter, the “Termination Payment”). In the event of such Company Termination, the Termination payment, accrued wages, and accrued vacation shall be delivered to Executive within three (3) calendar days after the effective date of the Company Termination. The Company further represents and agrees that, in the event of a Company Termination, it shall provide continued medical, dental and vision insurance coverage for the Executive and each of his eligible dependents, at the Company’s expense, for a period of six (6) months after the effective date of the Company Termination, of a kind and quantity

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provided to Executive and his eligible dependants prior to such Company Termination (hereafter, the “Company Termination Insurance Benefit”). Executive shall be entitled to participate in the Company’s COBRA benefit plans following the conclusion of the Company Termination Insurance Benefit.

In the event that Executive’s employment is terminated by the Company for cause, the Company shall, within three (3) days after the effective date of such termination for cause deliver to Executive all accrued wages and salary owed to Executive.

The Company and Executive agree that in the event of a Company Termination or upon the conclusion of the term of this Agreement, the Company shall retain Executive as a independent contractor consultant, subject to execution of a mutually agreeable contract, whereupon Executive shall provide general managerial and financial consultancy services to the Company (hereafter, the “Services”) for the six (6) month period (hereafter, the “Consulting Term”) following the termination of Executive’s employment with the Company. The Company shall compensate the Executive in the minimum amount of Five Thousand Dollars ($5,000) per week during the Consulting Term paid bi-weekly. In the event that the quantum of Services provided by Executive to the Company exceeds twenty (20) hours per week, the Company shall pay Executive the additional sum of Two Hundred Fifty Dollars per hour ($250/hour) for every hour worked by Executive in excess of twenty (20) hours per week. Executive shall make himself reasonably available either in person or by telephone to answer questions, provide information and to otherwise provide services and assistance to the Company as may be requested from time to time; and will provide the Company with truthful and complete cooperation in litigation matters arising out of or related to Executive’s activities or duties while employed by the Company, whether or not such matters have commenced as of the termination of his employment.

Compensation

The Company agrees to, within two (2) weeks after its execution of this Agreement, to deliver a check made payable to Executive in the amount of Thirty Thousand Dollars ($30,000) (hereafter, the “Retention Payment”). The Company shall pay Executive an hourly salary of one hundred fifty three Dollars ($153.00) (hereafter, the “Salary”), effective as of January 1, 2009 which Salary may be increased from time to time by the Company. The Company agrees, within (2) weeks after its execution of the Agreement, to deliver a check made payable to Executive for the retroactive salary sum, equal to the difference between Salary and prior hourly salary, multiplied times total hours previously paid for the period from January 1, 2009 thru date of execution. The Parties acknowledge and agree that the Company shall withhold all customary withholdings from the Retention Payment. In no event shall the Salary be reduced from the amount set forth in this Agreement.

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Concluding Remarks

I thank you for your consideration of the foregoing and look forward to your response. As indicated above, if the Company is agreement with the terms of this Agreement, please execute the acknowledgement on the next page and return an original copy to the undersigned.

Very Truly Yours,

/s/ Francis J. Harding

Francis J. Harding

FJH:fjh

cc: Robert T. Symington, Chairman Audit Committee of the NextWave Wireless Inc. Board of Directors.

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ACKNOWLEDGEMENT

THE COMPANY ACKNOWLEDGES THE FOREGOING AGREEMENT AND AGREES TO EACH AND EVERY TERM CONTAINED THEREIN.

“COMPANY”

NextWave Wireless Inc., a Delaware corporation

By	/s/ James Brailean
James Brailean

Chief Executive Officer

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